SEVENTH AMENDMENT TO THE
RUBY TUESDAY, INC.
MANAGEMENT RETIREMENT PLAN

        THIS SEVENTH AMENDMENT, is made on this  5th  day of  October , 2004, by RUBY TUESDAY, INC., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”).

WITNESSETH

        WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Management Retirement Plan (the “Plan”), as most recently amended on April 9, 2001; and

        WHEREAS, the benefit payable under the Plan is coordinated with, and calculated in accordance with, certain provisions of the Morrison Retirement Plan (the “Frozen Retirement Plan”); and

        WHEREAS, the Primary Sponsor has amended the Frozen Retirement Plan with respect to certain actuarial factors that are used under the Frozen Retirement Plan; and

        WHEREAS, the Primary Sponsor has determined that the amended actuarial factors of the Frozen Retirement Plan also should apply to the Plan;

        NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective as to Participants whose retirement date is on or after November 1, 2004, by substituting the following sentence for the last sentence in Section 1.02 of the Plan:

For the purpose of establishing whether a benefit is the Actuarial Equivalent of another benefit, the Company shall apply the same factors for determining actuarial equivalence that are used under the Frozen Retirement Plan, as in effect on the applicable date (even if such factors were adopted by the Frozen Retirement Plan after the June 1, 2001, “Freeze Date” of the Plan).

        Except as specifically amended hereby, the provisions of the Plan as in effect prior to this Seventh Amendment shall remain in full force and effect.

        IN WITNESS WHEREOF, the Primary Sponsor has caused this Seventh Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.
By: /s/ Samuel E. Beall, III
Title: Chairman and CEO